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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Onyx Pharmaceuticals, Inc. for the registration of debt securities, common stock, preferred stock, and warrants and to the incorporation by reference therein of our reports dated February 27, 2012, with respect to the consolidated financial statements of Onyx Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Onyx Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
January 15, 2013

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm